Exhibit 10.45

WELLCHOICE, INC. 2003 OMNIBUS INCENTIVE PLAN (the “Plan”)

CASH AWARD FOR THE 2005-2007 PERFORMANCE PERIOD

1.	Participant — Linda V. Tiano

2.	Award Opportunity

a.	The cash amount of set forth on Schedule A hereto shall be the target amount payable under the Award.

b.	If the Participant is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, when the Award is payable or distributable to the Participant, this Award shall be deemed to be a performance-based award and subject to the provisions of Section 11 of the Plan.

3.	Performance Period — January 1, 2005 through December 31, 2007

4.	Performance Goals – The earnings per share and membership goals set forth on Schedule B hereto.

5.	Method of Calculation – The objective formula to calculate the amount of compensation payable to the Participant if the performance goals are achieved is set forth on Schedule C hereto. Under such formula, the actual amount of the Award, subject to the Committee’s discretion to adjust the numerical results, but only to the extent provided herein, shall range from a threshold amount equal to 50% of the target amount to a maximum amount equal to 150% of the target amount.

6.	Performance Factor

a.	The Committee shall determine the long-term performance factor (which shall not exceed 1.5) that will be multiplied by the Award Opportunity to determine the award level for the Participant.

b.	Following the completion of the Performance Period, the Committee shall determine the level of attainment of the Performance Goals in the manner set forth on Schedule C. In determining the degree to which the Performance Goals have been attained (unless the Award is deemed a performance-based award), the Committee may take into consideration changes in corporate strategy and in the market, economic, tax, and regulatory environments during the Performance Period.

c.	The Committee may, in its discretion, also adjust the results determined under clause (b) either positively or negatively to reflect such qualitative considerations as the Committee deems relevant; provided, however, the Committee shall have no discretion to make a positive adjustment if this Award is deemed a performance-based award.

d.	If this Award is deemed a performance-based award, the Committee shall certify in writing that the Performance Goals (and any other material terms) have been satisfied in accordance with Section 11 of the Plan.

7.	Settlement of Award

a.	The Award shall be settled in cash, shares of Common Stock or any combination thereof.

b.	If the Participant’s employment terminates due to death, permanent disability (as determined for purposes of the Company’s long term disability plan), retirement on or after age 55 and 5 years of service with the Company, job elimination or other workforce reduction program (as determined by the Committee), the Participant or his or her estate or other successor in interest will be eligible to receive a pro-rata portion of the Award based on the extent of active participation during the Performance Period.

c.	If the Participant’s employment is terminated prior to the date of payment due to a voluntary resignation or discharge for cause, any rights to an award will be forfeited. For purposes hereof, “cause” means (i) any conviction or plea of nolo contendre to a felony, (ii) any willful misconduct, (iii) any willful breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for the benefit of the Company or (iv) habitual or repeated neglect of duties or responsibilities.

d.	On a date selected by the Committee (the “Award Date”) following the end of the Performance Period, provided the Participant is (a) employed by the Company on the Award Date or (b) his or her employment terminated between the last day of the Performance Period and the Award Date by reason of death, permanent disability (as defined for purposes of the Company’s long term disability plan), retirement on or after age 55 and 5 years of service with the Company or job elimination or other workforce reduction program (as determined by the Committee), the Company shall pay the Participant an Award equal to his or her Award Opportunity for the Performance Period multiplied by the Performance Factor. Unless otherwise determined specifically by the Committee, the Award Date shall be a day on which senior executives are permitted to sell shares of stock. Further, the Committee may in its sole discretion make an alternative payment in lieu of the Award.

e.	In the event of the Participant’s death or permanent disability before the Award Date, in its sole discretion the Committee may, at such time prior to the Award Date and in such amount as it may deem appropriate, make an alternative payment to his or her estate or other successor in interest in lieu of the Award otherwise payable pursuant to subsection (b).

f.	The Committee may allow deferral of the settlement of the Award consistent with Section 11 of the Plan

g.	Notwithstanding anything herein to the contrary, in the event the Participant is entitled to compensation upon termination of his or her employment under his or her Change in Control Retention Agreement with the Company, the terms of the Change in Control Agreement shall supersede the terms of this Award with respect to the settlement of this Award.